Exhibit 10.1

April 17, 2020

BTCS Inc. (the “Company”)

Dear Tom,

As consideration for leading the Company’s a convertible note financing the Company is offering you the option to enter into this letter agreement (the “Agreement”) whereby on acceptance the Company hereby grants you a participation right (the “Right”) for twelve months following the date hereof. The Right will entitle you to invest up to thirty five percent (35%) of the amount of any financing whether consisting of an offering of debt, securities, or some other form of structured financing, including, without limitation, an equity line of credit in the Company. For the avoidance of doubt, the Right being provided for hereunder shall exclude an underwritten public offering, a Strategic Investment, and any offerings or issuances where only officers and directors of the Company participate. For purposes of this Right, a “Strategic Investment” shall be defined as securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, but any such shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or offering such securities to an entity whose primary business is investing in securities.

If you choose to accept the terms of this Agreement, please indicate your acceptance by signing below and return a copy to Charles Allen.

Sincerely,

BTCS INC.

By:	/s/ Charles Allen
Name:	Charles Allen
Title:	Chief Executive Officer

We Agree to and Accept this Letter Agreement:

Cavalry Fund I LP

By:	/s/ Thomas Walsh
Name:	Thomas Walsh
Title:	Manager

We hereby certify that we are an “accredited investor” as defined Rule 501 under the Securities Act of 1933, as amended.

BTCS Inc.